UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: January 22, 2014
DATE OF EARLIEST EVENT REPORTED: January 21, 2014

001-35922
(Commission file number)

PEDEVCO CORP.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506
 (Address of principal executive offices)

(855) 733 2685
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 21, 2014, Red Hawk Petroleum, LLC, a Nevada limited liability company, which is a newly formed wholly-owned subsidiary of PEDEVCO Corp. (the “Company”), entered into a Purchase and Sale Agreement (“Purchase Agreement”) with Continental Resources, Inc. (“Seller”), pursuant to which the Company agreed to acquire Seller’s right, title and interest in approximately net 28,727 acres of oil and gas properties and interests in 40 wells located in the DJ Basin, Colorado, from an independent U.S. oil and gas company, including approximately 2,200 net acres in the prolific Wattenberg Area, for $30 million in cash (subject to adjustment as provided in the Purchase Agreement and discussed  below)(the “Purchase Price”).  The acreage, located in the Niobrara Shale Formation, includes approximately 28,241 net acres located in Weld County, Colorado and approximately 486 net acres located in Morgan County, Colorado.  Of these 40 wells, 11 are operated, 14 are non-operated, and the Company will have an after-payout interest in 15.  Estimated average production of the 11 operated and 14 non-operated wells was approximately 400 net barrels of oil equivalent per day as of September 2013.  All of Seller’s leases and related rights, oil and gas and other wells, equipment, easements, contract rights, and production (effective as of the Effective Date (defined below) of the agreement) are included in the purchase.

The Company paid $1.5 million of the Purchase Price as a deposit (non-refundable except as provided in the Purchase Agreement) upon entering into the Purchase Agreement (the “Deposit”), which will be applied toward the Purchase Price at the closing of the transaction.  The Purchase Price is subject to customary adjustment prior to closing as described in greater detail in the Purchase Agreement, mainly relating to payments made by the Seller in connection with the properties after the Effective Date (resulting in an increase in the Purchase Price) or payments made by the Buyer or amounts owed by the Seller after the Effective Date (each resulting in a  decrease in the Purchase Price), in each case subject to applicable deductibles and thresholds where applicable as set forth in the Purchase Agreement.

In the event any title, environmental, casualty or other defects (as described in greater detail in the Purchase Agreement) result in a decrease of over 15% in the Purchase Price (subject to a 4% deductible), either party may terminate the Purchase Agreement with written notice to the non-terminating party and the Seller shall return the Deposit (with actual interest earned thereon) to the Company.  In the event the Purchase Agreement is terminated for any reason other than the material breach of the Purchase Agreement by the Company or the Company’s failure to comply with its obligations under the Purchase Agreement, the Deposit is required to be returned to the Company.

The Purchase Agreement contains customary representations, warranties, covenants and indemnities by the parties thereto, and the closing of the transaction contemplated by the Purchase Agreement is subject to the satisfaction of certain customary closing conditions and due diligence by the Company as described therein. The effective date of the transaction is December 1, 2013 (the “Effective Date”).  The transaction is expected to close upon the satisfaction or waiver of the conditions set forth in the Purchase Agreement, but no later than February 28, 2014, unless the Seller and the Company mutually agree in writing to extend the closing date.

The remaining amount of the Purchase Price is expected to be funded from the potential issuance of long-term debt securities and cash on hand.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 8.01 OTHER EVENTS.

On January 22, 2014, the Company will issue a press release disclosing the Company’s entry into the Purchase Agreement (defined and disclosed in Item 1.01, above).  A copy of the press release is furnished as Exhibit 99.1 hereto.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

2.1*	Purchase and Sale Agreement, dated January 21, 2014, by and between Continental Resources, Inc. and Red Hawk Petroleum, LLC
99.1**	Press Release dated January 22, 2014

* Filed herewith.
** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDEVCO CORP.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
President and Chief Financial Officer

Date: January 22, 2014

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Purchase and Sale Agreement, dated January 21, 2014, by and between Continental Resources, Inc. and Red Hawk Petroleum, LLC
99.1**	Press Release dated January 22, 2014

* Filed herewith.
** Furnished herewith.